Exhibit 99.4
Confidential — For Internal Use Only
INTENT TO ACQUIRE PEROT SYSTEMS
STEVE FELICE AUDIOCAST
E-MAIL TEASER/DRIVING EMPLOYEES TO BLOG:

Audience:	Global SMB team
Channel:	SMB e-mail teaser/blog intro directing to audiocast
From:	Steve Felice
Title:	Perot Systems — What This Means To SMB
By now you’ve seen the news from Michael about our intent to acquire Perot Systems. This is the right services acquisition for Dell — a great fit for our company both strategically and culturally. This is also a great fit for our team in SMB!
Please take just a few moments to listen to my audiocast message to learn more.
Steve
Additional Information
The planned tender offer described in this email has not yet commenced. The description contained in this email is not an offer to buy or the solicitation of an offer to sell securities. At the time the planned tender offer is commenced, Dell will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”), and Perot Systems will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to Perot Systems’s stockholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge on the SEC’s website: www.sec.gov.
TRANSCRIPT OF AUDIOCAST REMARKS:
Hello to our SMB colleagues around the world. By now I hope you’ve had a chance to see Michael’s announcement of our intent to acquire Perot Systems. This is really exciting news for Dell and for us in SMB. This is the right services company for us, one that will complement our portfolio with additional world-class services capabilities. Perot Systems is a team of great people, and like Dell, it has a sharp customer focus and a history of innovation. When complete, the acquisition will result in a compelling combination of two iconic information-technology brands. Perot Systems has a well-

earned reputation for exceptional services and significant value for customers. We’re also both known for helping customers thrive by using IT for greater effectiveness and productivity. The acquisition combines Dell’s global reach and significant services business with Perot Systems’ world-class services portfolio to deliver broader enterprise services to more customers worldwide. This combination complements our vision in SMB, which is powering business ideas that change your world — enabling customers to transform the world with innovation and creative solutions. Much of Perot’s business is focused on midsize enterprises. And Dell and Perot have already collaborated on the design of modular services, such as our ProManage service for small business. By delivering broader services and solutions to more customers, we can be even more effective in our role to empower customers and drive their success. It’s another way that Dell can become the technology partner of choice for customers worldwide. This announcement is an important milestone in our history as we continue to build a bigger and better Dell. For now, though, let’s stay focused on our customers and our business and thanks in advance for all of your support.
*END*
Additional Information
The planned tender offer described in this transcript has not yet commenced. The description contained in this transcript is not an offer to buy or the solicitation of an offer to sell securities. At the time the planned tender offer is commenced, Dell will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”), and Perot Systems will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to Perot Systems’s stockholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge on the SEC’s website: www.sec.gov.